Exhibit 2.7

LITHIUM AMERICAS CORP.

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.                                                         Name and Address of Company

Lithium Americas Corp. (the “Company”)
357 Bay Street

Suite 602

Toronto, Ontario

M5H 2T7

Item 2.                                                         Date of Material Change

January 17, 2014

Item 3.                                                         News Release

A press release was issued on January 17, 2014 through the facilities of Marketwire, a copy of which has been filed on SEDAR.

Item 4.                                                         Summary of Material Change

The Company signed a Co-operation Agreement with POSCO pursuant to which POSCO will locate its next generation lithium extraction pilot plant at Lithium Americas’ Cauchari-Olaroz project.

Item 5.                                                         5.1 — Full Description of Material Change

The Company signed a Co-operation Agreement (“Agreement”) with POSCO, Korea’s largest steel company and a leader in the development of advanced materials processes.  Pursuant to the Agreement, POSCO will locate its next generation lithium extraction pilot plant at Lithium Americas’ Cauchari-Olaroz project (“Project”) in the province of Jujuy,  Argentina.  The pilot plant is expected to be operational at the Project during the fourth quarter of  2014.

In recent years, POSCO has been developing an innovative lithium extraction technology, which is both much faster than traditional brine evaporation technology, and minimizes the environmental footprint associated with large scale evaporation ponds.

The Co-operation Agreement assigns business responsibilities between POSCO and Lithium Americas, whereby POSCO will be responsible for the development of the technology and management and operation of the pilot plant, while Lithium Americas will provide resources in the form of brine and local support. The Agreement is limited to pilot plant operations, but provides for an exclusivity period in the future to negotiate terms of a commercial stage operation. Costs of building, delivering and operating the pilot plant will be borne by POSCO, which also retains 100% ownership of the pilot plant.

5.2 — Disclosure for Restructuring Transactions

Not applicable.

Item 6.                                                         Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7.                                                         Omitted Information

Not applicable.

Item 8.                                                         Executive Officer

Mike Cosic

Chief Financial Officer

(416) 360-1921

Item 9.                                                         Date of Report

January 20, 2014